EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Morningstar, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑124783 and No. 333-176203) on Form S-8 of Morningstar, Inc. of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Morningstar, Inc. as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in this December 31, 2020 annual report on Form 10‑K of Morningstar, Inc..

Our report contains an explanatory paragraph related to Morningstar, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board’s Accounting Standard Codification Topic 842, Leases.

Our report dated February 26, 2021 on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states Morningstar, Inc. acquired Sustainalytics during 2020, and management excluded from its assessment of the effectiveness of Morningstar, Inc.’s internal control over financial reporting as of December 31, 2020, the internal control over financial reporting of the operations of the acquired business. Our audit of internal control over financial reporting of Morningstar, Inc. also excluded an evaluation of internal control over financial reporting of the operations of the acquired business.
/s/ KPMG LLP
Chicago, Illinois
February 26, 2021